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                                                                    EXHIBIT 3.14


                              AMENDED AND RESTATED
                            LIMITED LIABILITY COMPANY
                                  AGREEMENT OF
                            WIREKRAFT INDUSTRIES, LLC


         This Limited Liability Company Agreement is entered into as of the 18th day of September, 2003 by Viasystems International, Inc., a Delaware corporation (the "Member"), as the sole member of WIREKRAFT INDUSTRIES, LLC. The Member desires to form a limited liability company pursuant to the Act upon the following terms and conditions:

                                    ARTICLE I
                           Name and Place of Business

         The name of the limited liability company is Wirekraft Industries, LLC (the "LLC"). The address of the LLC's registered agent and its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the LLC shall be located at 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105. The Member may change such registered office, registered agent or principal place of business from time to time. The LLC may from time to time have such other place or places of business within or outside the State of Delaware as may be determined by the Member.

                                   ARTICLE II
                     Business, Purpose, and Term of Company

         Section 2.1 Purposes. The purpose of the Company shall be to do all such things for which limited liability companies may be formed under the Act.

         Section 2.2 Term of Company. The term of the Company shall commence on the date the Certificate of Formation is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue on a perpetual basis unless dissolved pursuant to Article VI of this Agreement. Daniel J. Weber is hereby designated as an "Authorized Person" for the purpose of executing the Certificate of Formation and arranging for its filing.

         Section 2.3. Powers of the Company. In addition to the purpose set forth in Section 2.1 above, the Company shall have the power to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign county that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company.

                                   ARTICLE III
                              Capital Contributions

         Section 3.1 Capital Contribution by Members. Upon the formation of the Company, the Member shall not be required to make a Capital Contribution. Capital Contributions shall be made from time to time as the Member shall determine.



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         Section 3.2 Capital Accounts. A Capital Account shall be maintained for the Member to which shall be credited (i) the Member's Capital Contributions, if any and (ii) all Company revenues. The Capital Account shall be debited with (i) all casts, expenses, and losses of the Company and (ii) the amount of any distributions (including return of capital) made to the Member. No interest shall be paid on the Member's Capital Account.

                                   ARTICLE IV
                     Allocation of Profits and Distributions

         Section 4.1 Allocation of Profits and Losses. All profits and losses of the Company shall be allocated to the Member.

         Section 4.2 Allocation of Distributions. All distributions of cash or other assets of the Company shall be made to the Member when and as determined by the Member.

                                    ARTICLE V
                            Management of the Company

         Section 5.1 General. The Member shall be the Managing Member and shall be responsible for the management of the Company. The Managing Member shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.

         Section 5.2 Delegation of Powers of Managing Member. The Managing Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to delegate the management, control, administration, and operation of the business and affairs of the Company or the custody of the Company's assets for all purposes stated in this Agreement. Such delegation shall be as provided in such documentation as the Managing Member shall determine. Any such delegation shall not cause the Managing Member to cease to be the Managing Member.

         Section 5.3 Officers. The Managing Member may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer, and Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such persons.

         Section 5.4 Powers of Managing Member. The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company at the expense of the Company, including but not limited to the execution of all documents or instruments in all matters necessary, desirable, convenient or incidental to the purpose of the Company or the making of investments of Company funds.

         Section 5.5 Actions Requiring Member Approval. Not withstanding any other provision of this Agreement, the written consent of the Member shall be required to approve the following matters:

                           (i) the dissolution or winding up of the Company;

                           (ii) the merger or consolidation of the Company;



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                           (iii) the sale, transfer, contribution, exchange,
                           mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

                           (iv) the declaration of any distributions by the Company; and

                           (v) amendments to this Agreement.

                                   ARTICLE VI
                                   Dissolution

         The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

         (a)      the determination by the Member to dissolve the Company; or

         (b)      the entry of a decree of judicial dissolution pursuant to
                  Section 18-802 of the Act.

                                   ARTICLE VII
                         Governing Law and Jurisdiction

         This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

                                  ARTICLE VIII
                                 Indemnification

         Section 8.1 Indemnification and Liability. (a) To the maximum extent permitted by applicable law, the Managing Member shall not be liable to the Company or any other third party (i) for mistakes of judgment, (ii) for any act or omission suffered or taken by it, or (iii) for losses due to any such mistakes, action or inaction.

                  (b) Except as may be restricted by applicable law, the Managing Member shall not be liable for and the Company shall indemnify the Managing Member against, and agrees to hold the Managing Member harmless from, all liabilities and claims (including reasonable attorney's fees and expenses in defending against such liabilities and claims) against the Managing Member, arising from the Managing Member's performance of its duties in conformance with the terms of this Agreement.

                  (c) The Managing Member may consult with legal counsel or accountants selected by the Managing Member and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.

                  (d) The Company shall also have the power to indemnify the Trustee to the extent, and under the conditions and terms, as may be provided in the Trust Agreement.



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                                   ARTICLE IX
                             Assignment of Interests

         The Member may Transfer all or part of its Membership Interest in the Company.

                                    ARTICLE X
                      Winding Up and Distribution of Assets

         Section 10.1 Winding Up. If the Company is dissolved, the Member shall wind up the affairs of the Company.

         Section 10.2 Distribution of Assets. Upon the winding up of the Company, subject to the provisions of the Act, the Member shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Member but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefore. Any remaining assets shall be distributed to the Member.

                                   ARTICLE XI
                                   Definitions

         As used herein, the following terms shall have the indicated definitions.

         "ACT" means the Delaware Limited Liability Company Act, 6 Del. C.
Section 18-101 et seq., as may be amended from time to time.

         "AGREEMENT" means this Limited Liability Company Agreement, as may be amended from time to time.

         "CAPITAL ACCOUNT" means a separate accounting maintained with respect to the Member pursuant to section 3.2 of this Agreement.

         "CAPITAL CONTRIBUTION" means the contribution by the Member to capital of the Company.

         "CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company as filed with the Delaware Secretary of State on September 17, 2003, as the same may be amended from time to time.

         "COMPANY" means WIREKRAFT INDUSTRIES, LLC, a Delaware limited liability company.

         "MANAGING MEMBER" means the Member.

         "MEMBER" means Wirekraft Industries, Inc., a Delaware corporation.

         "MEMBERSHIP INTEREST" means the ownership interest of the Member in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the Member under the Act or this Agreement.



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         "TRANSFER" means a transfer, assignment, pledge or encumbrance relative to any Membership Interest in the Company.

         IN WITNESS WHEREOF, the Member has executed and delivered this Limited Liability Company Agreement the day and year first above written.

                                       MEMBER:  Viasystems International , Inc.


                                       /s/ DAVID J. WEBSTER
                                       -----------------------------------------
                                       David J. Webster
                                       Its Senior Vice President



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